Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Dr. Henry Anhalt to Step Down From Tandem Diabetes Care Board of Directors

to Ensure No Risk of Potential Conflict of Interest

San Diego, April 8, 2016 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the t:slim®, t:slim G4™ and t:flex® Insulin Pumps, today announced that Henry Anhalt, DO, FACOP, FACE has stepped down from its board of directors.  Dr. Anhalt is chief medical officer of T1D Exchange, a program of the nonprofit organization Unitio, that fosters collaboration among patients, physicians, researchers and industry to speed discovery of better therapies for type 1 diabetes.  Prior to his appointment in March 2016, Dr. Anhalt had the support of T1D Exchange to serve on Tandem’s Board. The non-profit’s governing body had conducted a thorough review of any risk of potential for conflict of interest.  Following the announcement of Dr. Anhalt’s appointment to Tandem’s Board, T1D Exchange received member concerns about potential conflicts of interest, and as a result, Dr. Anhalt has notified Tandem that he regrettably is no longer able to serve on its board of directors.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures and sells the t:slim® Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, the t:flex® Insulin Pump, the first pump designed for people with greater insulin requirements, and the t:slim G4™ Insulin Pump, the first CGM-enabled pump with touch-screen simplicity. Tandem is based in San Diego, California.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes, use #tslim, #tslimG4, #tflex, #tconnect, and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/TandemDiabetes.

t:slim, t:flex and Tandem Diabetes Care are registered trademarks, and t:slim G4 is a trademark of Tandem Diabetes Care, Inc.

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